Exhibit 10.21

Pursuant to 17 CFR 229.601, certain identified information marked “[**]” has been excluded from this exhibit because it is both (i) not material and (ii) is the type the registrant treats as private and confidential and would be competitively harmful if publicly disclosed.

Comdata MasterCard Corporate Virtual Card® Agreement

CUSTOMER INFORMATION			Agreement #:

Address:	1210 AvidXchange Lane

City:	Charlotte	State:	NC	Zip:	28206

This Comdata MasterCard Corporate Card Agreement is made and entered into by and between Comdata Inc. (“Comdata”) and the Customer named below relating to the establishment of MasterCard account(s) with Comdata pursuant to the terms and conditions set forth herein. This Agreement consists of (i) this Cover Page, (ii) the General Terms and Conditions attached hereto, and (iii) any Service Schedules attached hereto (collectively, the “Agreement”).

MONTHLY INCENTIVE:

Net interchange on Virtual Cards minus the Comdata service fee (which includes Mastercard dues, fees and assessments) in basis points as set forth in the table below. Comdata shall pay the net interchange received by Comdata on Virtual Cards minus the basis points as determined in the Comdata Service Fee column for the applicable Agreement Year.

Agreement Year	Comdata Service Fee

Year 1: Beginning December 1, 2020	[**] basis points on spend volume on virtual Cards

Each Calendar Year after Year 1 (i.e., calendar years 2021, 2022 and 2023)	[**] basis points on Virtual Card spend volume for the applicable calendar year [**].

[**]

The parties, intending to be legally bound, have caused this Agreement to be signed by their authorized representatives below.

ACCEPTED AND AGREED:

CUSTOMER: AVIDXCHANGE, INC.		COMDATA INC.

By:	/s/ Michael Praeger	By:	/s/ Richard N. Fletcher

Name: Michael Praeger		Name: Richard N. Fletcher
Title: CEO		Title: President, Comdata Corporate Payments
Date: Dec 23, 2020		Date: Dec 23, 2020

General Terms and Conditions

1. Nature of Account and Card Use. Comdata will provide Customer with one or more accounts through the use of which Customer may access the financial information and other services provided for in this Agreement and any Schedules attached hereto (collectively, the “Account”). In connection with the Account, Comdata, in accordance with Customer’s request, shall provide special Comdata®MasterCard Corporate Cards which are virtual cards (collectively, “Cards”), and which are issued by Regions Bank, headquartered in Birmingham, Alabama, or another financial institution (“Issuing Bank”). For the avoidance of doubt, absent written agreement by Customer to the contrary, all Cards provided under this Agreement will be exclusively Mastercard branded cards. Comdata is an agent or representative of Issuing Bank or its affiliates. All Cards issued under this Agreement shall remain the property of the Issuing Bank and must be returned or destroyed (with certification of destruction) upon request. The Issuing Bank or Comdata may cancel, revoke, repossess or restrict the use of Cards at any time. Comdata agrees to use commercially reasonable efforts to gain Issuing Bank’s agreement to provide Customer with multiple dedicated BINS, including large commercial credit and commercial prepaid and such other BINS as Customer may reasonably request. Comdata agrees that it will exercise reasonable care in the performance of its obligations under this Agreement, and that all virtual card payment and other services provided by Comdata to Customer will be provided in a timely and professional workmanlike manner consistent with all applicable laws and the documentation, if any, provided with such services and in accordance with the Service Levels attached to this Agreement as Schedule I. Comdata agrees that is shall remain PCI-DSS compliant in accordance with the requirements of its Issuing Bank. Comdata will be responsible for its processing errors and shall promptly correct any such errors.

2. Customer Representations and Warranties. Customer represents and warrants the following:

•	Customer is a commercial enterprise, and the Account and Cards will not be used for personal, household or consumer purposes;

•

Customer shall not accept cash or currency from its customers located in the United States (“Participants”) and all funds received from a Participant related to any use of the Account or Cards under this Agreement shall be from electronic funds transfers initiated from a United States financial institution;

•

Customer is registered with FinCEN as a money service business and is a licensed money transmitter solely for its commercial business to business domestic bill payment business. Customer further represents and warrants that it is not either (i) a currency exchanger of cryptocurrency, currency dealer of cryptocurrency, or transmitter of cryptocurrency or (ii) a foreign money services business, and (iii) it does not deal in cash transactions.

•	Customer represents that states in which they are so licensed or registered as money service business that the primary business will be below 50% or more of gross revenue until March 30, 2021.

•

The Account and Cards will be used for legitimate business charges only and Customer will have neither consumer law rights nor remedies available to consumers associated with any purchases, charges or other activity associated with the Cards;

•	The Account and Cards will be used only for legitimate business expenses of Participants and will not be used for any other purpose;

•

The Account and Cards will only be used for valid and lawful purposes and will not be used for gambling, online gaming, illicit drug transactions, or any unlawful purposes including without limitation (i) other illegal purchases of goods or services, regardless of whether such transaction violates the laws applicable in the territory where the transaction was initiated or merchant is located, or (ii) purchases that are prohibited by local law; and

•	The Account and Cards will not be used in any way that would cause Comdata or Issuing Bank to violate applicable Law.

If Customer uses, or allows someone else to use, the Account or Cards in violation of the above representation and warranties,

Customer shall be responsible for such use and may be required to reimburse Comdata, the Issuing Bank, and MasterCard International Incorporated (“MasterCard”) for all amounts or expenses either Comdata, the Issuing Bank or MasterCard pays as a result of such use.

Schedule 2 sets forth the current and anticipated funds flow related to Card funding.

3. Credit Limit; Credit Information. If applicable, Comdata will establish a credit limit for the Account. The credit limit is subject to periodic review and adjustment by Comdata in accordance with current credit policies, at its sole discretion. Customer shall provide Comdata with such financial information as Comdata may reasonably require, including, without limitation, annual financial statements within a reasonable time after Customer’s fiscal year-end and interim financial statements as requested by Comdata, provided, that Comdata agrees to employ reasonable restrictions regarding the review and use of such information. Customer authorizes Comdata to make any credit investigation Comdata deems necessary and appropriate and to request reports from credit bureaus in connection with this Agreement or any update, renewal or extension of credit. Comdata may furnish information with respect to Customer’s Account to credit bureaus or others who may properly receive such information. Customer shall repay Comdata for all credit extended by Comdata and shall not allow its unpaid balance, including unbilled transactions, fees and other charges on the Account, to exceed its credit limit at any time. If Customer exceeds its credit limit, then Comdata may require immediate payment, suspend further Service, and assess additional fees.

4. Payment Terms. (a) Non-Revolving. Customer shall be responsible for credit extended on the Account. This is not a revolving credit account and the total amount shown on each Account statement (the “Total Amount Due”) is due and payable by the date shown on the Account statement. This amount includes transactions posted since the last statement date, applicable account and service fees, amounts past due, late payment charges, charges for returned checks and other applicable charges. [**]

(b) [**]

(c) Returned Payment. Comdata reserves the right to charge a returned payment fee of [**] or the maximum amount permitted under applicable law, whichever is less.

5. Statements; Reporting. Billing statements and reports are available on-line and Comdata shall provide to Customer the reporting set forth on Schedule I on a daily basis via FTP. Customer understands and agrees that Comdata may filter data received from merchants from time to time as necessary to provide complete reporting information to Customer when the merchant is unable to deliver complete purchase detail.

6. Term; Change of Terms; Termination. This Agreement shall be effective upon execution by both the parties (the “Effective Date”) and shall continue until December 31, 2023 (“Initial Term”). Thereafter this Agreement shall automatically renew for consecutive, successive terms of thirty (30) days each, unless and until one party provides notice of non-renewal to the other party not less than thirty (30) days prior to the end of the then-existing term, or unless terminated earlier pursuant to the terms hereof. During any such automatic renewal term, the Comdata Service Fee shall be the fee charged for the calendar month immediately preceding the commencement of such renewal term and no minimum spend volume shall apply. Notwithstanding the foregoing, Comdata may change the terms of this Agreement at any time, including, without limitation, in the event of any future changes to applicable law or the interpretation thereof or changes in the network rules, and will notify Customer of any such changes; provided that Comdata may not revise the Cover Page or the financial terms of this Agreement without the prior written consent of Customer, including incentive amounts. Comdata will provide Customer with at least thirty (30) days prior notice (unless a shorter period of time is required by MasterCard, Issuing Bank or Applicable law) of any such changes, unless such changes affect only Customer, in which case Comdata will provide Customer with at least one hundred eighty (180) days prior written notice. Retention or use of the Account after the date of any such change will constitute acceptance of the new terms. If Customer does not agree to any such change, Customer may terminate this Agreement by notifying Comdata before the date of the change, returning all Cards to Comdata or destroying all Cards and paying what is owed under the terms of this Agreement. This Agreement may be terminated in the event of a default under Section 8 below, and immediately in the event that MasterCard prohibits the Service, the Issuing Bank ceases to be a network member or the Issuing Bank ceases to be the Card issuer, provided that Comdata shall endeavor to provide Customer with advance notice of any such event. Additionally, this Agreement may be terminated by Comdata if there has been no activity on Customer’s Account for a period of one year or longer. Customer’s obligation to pay for all outstanding amounts incurred before the date of termination shall survive termination.

7. Disputed Items. Customer must notify Comdata in writing of any disputed item on Customer’s billing statement within sixty (60) days from the date of the billing statement, or it will be deemed undisputed and accepted by Customer. Unless required by law, Comdata is not responsible for any problem Customer may have with any goods or services charged on the Account. If Customer has a dispute with a merchant, Customer must pay Comdata and attempt to resolve the dispute with the merchant prior to sending the dispute to Comdata. If Customer is unsuccessful in resolving the dispute directly with the merchant, Comdata will attempt to process the dispute through MasterCard subject to the MasterCard rules, as they may be changed from time to time in MasterCard’s sole discretion. Comdata is not responsible if any merchant refuses to honor Cards. Comdata shall be responsible for all payment items disputed by Customer to the extent caused by Comdata’s processing errors, breach of this Agreement, negligence or intentional misconduct.

8. Default and Remedies. In the event of Customer’s default under this Agreement, including, without limitation, failure to comply with the credit limit and payment terms provisions hereof, Comdata shall have the right to immediately suspend the Account until such breach is cured. In the event any such breach or default is not cured within a reasonable period of time, then Comdata may thereafter terminate this Agreement. In the event of Comdata’s default under this Agreement, Customer shall provide Comdata written notice of the nature of the default. Comdata shall have thirty (30) days from the date of the default notice to cure the default (if such default is capable of cure), and if the default is not cured within such time period, then the Customer may thereafter terminate this Agreement without further notice.

9. Account Access. (a) Access. Customer’s representatives shall access the Account only as required to administer Customer’s Card program and for no other purpose.

(b) Unauthorized Access to Account. Customer agrees to notify Comdata immediately of any unauthorized use of, or access to, the Account or any passwords or other security codes or procedures used to access the Account or Comdata’s system. To the fullest extent permitted under applicable law, Customer acknowledges and agrees that it is liable for unauthorized or fraudulent use of the Account until it has notified Comdata of such unauthorized access or use.

(c) Lost or Stolen Cards. Customer will not be liable for unauthorized charges on a Card that occur after Customer notifies Comdata of the loss or theft of such Card

10. Limitation of Liability. Comdata shall not be liable for any failure to perform due to acts of God, acts of government or MasterCard or regulatory bodies which significantly inhibit or prohibit the Service, wars, acts of terrorism, fires, floods, explosions, natural catastrophes, civil disturbances, strikes, riots, unusually severe weather (such as tornadoes), or failures or fluctuations in electrical power, heat, light, air conditioning, computer or telecommunications services or equipment or any other cause not within the reasonable control of Comdata. COMDATA’S SOLE RESPONSIBILITY, AND CUSTOMER’S SOLE REMEDY, FOR DAMAGES FOR ERROR, DELAY, OR ANY ACTION OR FAILURE TO ACT SHALL BE LIMITED TO DIRECT MONEY DAMAGES IN AN AMOUNT NOT TO EXCEED THE TOTAL ISSUER REVENUE DURING THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING THE LOSS; PROVIDED, HOWEVER, THE FOREGOING, LIMITATION OF LIABILITY SHALL NOT APPLY TO COMDATA’S FRAUD OR WILLFUL MISCONDUCT. EXCEPT AS OTHERWISE SET FORTH HEREIN, IN NO EVENT SHALL EITHER PARTY BE RESPONSIBLE FOR INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES, REGARDLESS OF WHETHER SUCH PARTY WAS MADE AWARE OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT AS OTHERWISE SET FORTH HEREIN, COMDATA MAKES NO REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. FOR THE PURPOSES OF THIS PROVISION, “ISSUER REVENUE” SHALL MEAN THE PORTION OF MASTERCARD INTERCHANGE RECEIVED AND RETAINED BY COMDATA WITH RESPECT TO CUSTOMER’S SPEND UNDER THIS AGREEMENT EXCLUDING ANY INCENTIVE OR REBATE AMOUNTS PAID TO CUSTOMER, CHARGE BACKS, AND/OR CREDIT LOSSES.

11. Confidentiality; Proprietary Rights; Security. Comdata and Customer agree and covenant to each other that they shall not, during the performance of this Agreement or at any time after the termination or expiration hereof, use or disclose to any third party, other than during the proper performance of their duties hereunder and subject to commercially reasonable obligations of confidentiality, the confidential and proprietary information of the other party hereto (“Confidential Information”), including but not limited to the rates, terms and conditions of this Agreement; technical information; financial information; transaction information; or any of the procedures, practices or confidential dealings of the other party hereto. Confidential Information that is not marked as such is nonetheless subject to this provision if a reasonable person would consider the information to be confidential or proprietary given the nature or type of information or circumstances of disclosure. Confidential Information does not include information that: (i) is or becomes a part of the public domain without the fault of the receiving party; (ii) is provided to the receiving party by a third party on a non-confidential basis; or (iii) is independently developed by the receiving party without the benefit of the Confidential Information. Notwithstanding the foregoing, the parties agree that the receiving party may disclose the Confidential Information of the disclosing party to the extent required to comply with applicable law, rule, regulation, listing exchange requirement or legal process or by a governmental or other regulatory body having jurisdiction, provided each party takes reasonable steps, when permissible, to notify the other party prior to such disclosure. Customer acknowledges and agrees that the application software developed, utilized and maintained by Comdata, the internal hardware utilized by Comdata, the internal operating procedures employed by Comdata, technical information, such as file record layouts, and transaction information, including without limitation Comdata card numbers and any data or information gathered by Comdata, whether at the point-of-sale or otherwise, are solely Comdata’s Confidential Information and as such are the exclusive and proprietary property of Comdata. Comdata acknowledges that all information disclosed by Customer concerning its technology; security; business, computing and operational processes; and financials are Customer’s Confidential Information and as between Customer and Comdata, constitute the sole and exclusive property of Customer. Comdata further acknowledges that Customer’s Confidential Information also includes information concerning its customers and such information is expressly subject to these obligations of confidentiality. For clarification, vendor/acceptor/supplier information is not Customer’s Confidential Information provided that it is not identified with any Client obtaining Cards. The BINs (Bank Identification Numbers) assigned to the Cards are the property of the Issuing Bank. Promptly upon expiration or termination of this Agreement, the receiving party shall return or destroy all of the disclosing party’s Confidential Information and any materials in which it is embodied except as may be required for the receiving party to comply with applicable law and/or its compliance obligations (including compliance obligations imposed by its partner banks or Networks), subject to these ongoing obligations of confidentiality; and further provided that, Confidential Information or materials containing Confidential Information in electronic form within the receiving party’s computing environment may be retained, subject to the terms and conditions of this Agreement, until destroyed in the ordinary course of business in accordance with the receiving party’s document retention and destruction policies. Except as otherwise required herein, these obligations of confidentiality shall survive expiration or termination of the Agreement for a period of five (5) years or for such longer period as may be permitted or required by applicable law. Notwithstanding anything to the contrary herein, any cardholder records (including cardholder transactional data) are records of the Issuing Bank and Customer may not place restrictions/requirements herein on their use, retention, disclosure, destruction or deletion on the Issuing Bank or its service providers, including Comdata. Any cardholder records which are shared with Customer shall remain confidential after the termination/expiration of this Agreement. Each party will promptly notify the other party in the event there is an unauthorized disclosure of cardholder records in violation of this Agreement.

Comdata shall at all times maintain administrative, physical and technical safeguards consistent with industry standards for the confidentiality, integrity, security, availability, retention and disposal of all data of Customer. Comdata agrees to provide to Customer upon request, but not more than once annually, the most recent PCI-DSS attestation of compliance and SOC 2 Type II audit report and to complete a vendor questionnaire to enable Customer to conduct its standard vendor due diligence.

12. Intellectual Property. Comdata acknowledges and agrees that Customer owns certain proprietary technology and other intellectual property rights related to Customer’s business (the “Customer Technology”). Nothing in this Agreement will be deemed to constitute or result in an assignment or a license to Comdata of any of the Customer Technology or in the creation of any equitable right or interest therein or to grant Comdata any right to use the Customer

Technology. All legal rights in the Customer Technology, all improvements and modifications to the Customer Technology, and all copyrights, trademark rights and patent rights related thereto, will belong exclusively to Customer. Comdata agrees never to challenge, or to assist in any challenge of, the validity of the Customer Technology. Furthermore, neither Comdata nor any affiliate or subsidiary shall (i) decompile, disassemble, duplicate or reverse engineer any Customer Technology,

(ii) attempt to discover the source code, design, architecture or other trade secret characteristics or other information relating to the Customer Technology, or (iii) lease, lend, or rent the Customer Technology or otherwise make the functionality of the Customer Technology available to third parties. Customer acknowledges and agrees that Comdata owns certain proprietary technology and other intellectual property rights related to Comdata’s business (the “Comdata Technology”). Nothing in this Agreement will be deemed to constitute or result in an assignment or a license to Customer of any of the Comdata Technology or in the creation of any equitable right or interest therein or to grant Customer any right to use the Comdata Technology, except as contemplated by this Agreement. All legal rights in the Comdata Technology, all improvements and modifications to the Comdata Technology, and all copyrights, trademark rights and patent rights related thereto, will belong exclusively to Comdata. Customer agrees never to challenge, or to assist in any challenge of, the validity of the Comdata Technology. Furthermore, neither Customer nor any affiliate or subsidiary shall (i) decompile, disassemble, duplicate or reverse engineer any Comdata Technology, (ii) attempt to discover the source code, design, architecture or other trade secret characteristics or other information relating to the Comdata Technology, or (iii) lease, lend, or rent the Comdata Technology or otherwise make the functionality of the Comdata Technology available to third parties. Comdata grants Customer a limited, non-exclusive license to use the Comdata Technology during the term of this Agreement solely for Customer’s internal business purposes and for the provision of services to Participants in connection with the services provided by Comdata pursuant to this Agreement.

13. Indemnification. Each party (the “Indemnifying Party”) agrees to defend, indemnify and hold the other party (the “Indemnified Party”) harmless from and against any and all liability arising from or related to third-party claims alleged or made against the Indemnified Party and resulting from (i) the Indemnified Party’s proper use of or access to the Indemnifying Party’s technology (as applicable and defined in Section 13 above, either “Customer Technology” or “Comdata Technology”), including claims of patent, trademark or copyright infringement, misappropriation of trade secrets or other proprietary rights, or (ii) the acts of its employees or agents, which acts shall include but are not limited to negligent acts and willful misconduct of such persons, or from the breach by a party of its obligations under this Agreement. For purposes hereof, any person who is given authorization by Customer to access Customer’s Account using Customer’s codes, passwords or other security codes or procedures shall be deemed an employee or agent of Customer. The Indemnified Party shall give the Indemnifying Party prompt written notice of any claim for which it seeks indemnification hereunder, reasonable assistance in the defense of the claim and exclusive authority to defend, compromise or settle the claim, so long as no such settlement or compromise places any obligations on, or waives any rights of, the Indemnified Party without its prior written consent. Each party’s indemnification obligations set forth in this Section shall be limited to the total Issuer revenue received during the twelve (12) month period immediately preceding the date the third-party claim is alleged or made. Neither party shall have any obligation to indemnify the other party for the other party’s negligent acts or omissions or breaches of this Agreement.

14. Right of Setoff and Recoupment. Comdata shall have the right to setoff and apply any amounts owing by Comdata to Customer against any amounts owing from Customer to Comdata pursuant to any Agreement between Comdata and Customer or any amounts in the possession of or under the control of Comdata.

15. Non-Solicitation. The parties acknowledge that they both provide payment processing services to businesses (“Competitive Services”). Each party agrees that it will not use the other party’s Confidential Information to directly or indirectly solicit a customer of the other party for its Competitive Services. It shall not be a violation of the foregoing for a party to (i) engage in discussions with the other party’s customer if such customer acquires a customer of such party; or (ii) respond to the other party’s customer regarding its Competitive Services when the customer makes the initial contact with such party, including by way of example, a response to such customer’s request for proposal, or when such customer responds to general advertising by a party that is not specifically targeted to such customer (e.g., trade shows, marketing campaigns).

15A. Acquired Relationship Business. If Customer acquires a business with a Comdata relationship (“Relationship Business”) that has clients that use Comdata virtual cards as a result of such Relationship Business’ contractual relationship with Comdata or its affiliates (“Relationship Clients”), Customer agrees that it will comply, or cause such Relationship Business to comply, with all terms of such contract between Comdata and the Relationship Business following such acquisition for the remainder of the then current term of such contract. [**]

16. Monitoring and/or Recording Communication. Customer understands and agrees that Comdata may, in the performance of any customer support obligations, monitor and/or record any telephone calls by Customer or its employees and/or agents without any further notice for quality control and/or training purposes. Customer hereby consents to Comdata’s monitoring and/or recording of any customer service telephone calls with Customer or its employees and/or agents. Customer hereby consents to Comdata’s monitoring and/or recording of any telephone calls and communications with Customer or its employees and/or agents. Customer acknowledges and understands Comdata may not record all telephone calls or communications, and Comdata does not guarantee that recordings of any particular telephone calls or communications will be retained or be capable of being retrieved.

17. Taxes. Each party shall be responsible for filing and paying any tax liability it may have with respect to this Agreement. Customer is solely responsible for any and all tax related obligations in connection with using the Account or Cards or related services, including, without limitation, proper withholding and reporting. Each party agrees to indemnify and hold the other party and its affiliates harmless from any and all liabilities, including interest and penalties, which are or may be imposed on such party or any of its affiliates pursuant to any such federal, state and local tax laws and regulations.

18. Press Releases, Publicity, Etc. Neither party shall issue any press release or disseminate similar publicity or other information regarding this Agreement or the Service for Customer or utilize the trademarks, service marks, trade names or logos of the other party, or in the case of Customer, the Issuing Bank or the Networks, including, without limitation, web site information instructional or marketing materials or brochures, without the express prior written approval of the other party, Issuing Bank or the Networks, as appropriate.

19. Independent Contractors. None of the provisions of this Agreement is intended to create nor shall be deemed or construed to create any relationship between the parties hereto other than that of independent entities contracting with each other hereunder solely for the purpose of effecting the provisions of this Agreement. Neither of the parties hereto, nor any of their respective employees, shall be construed to be the employer of the other. Customer and Comdata agree that Comdata is only providing services under this Agreement as an independent contractor.

20. Notices. All written notices required to be given by this Agreement shall be deemed to be duly given if delivered personally or sent by U.S. certified mail, facsimile or overnight courier to Comdata, 5301 Maryland Way, Brentwood, TN 37027, attention: President, or to Customer at the address listed on the Cover Page of this Agreement to the attention of Customer’s legal department.

21. Custom Services. To the extent Customer requires custom services, including, without limitation, custom reporting, data loads, dashboards, report distribution, training and other custom development work, Comdata may provide such custom services pursuant to a statement of work agreed to and executed by the parties. Such statement of work will include a description of the scope of services to be performed by Comdata and an estimated cost for such custom services based on Comdata’s applicable standard hourly rates in effect at the time of service.

22. Government Regulation. IMPORTANT INFORMATION ABOUT PROCEDURES FOR BEING A COMDATA CUSTOMER- To help the government fight the funding of terrorism and money laundering activities, federal law requires Comdata to obtain, verify, and record information that identifies Customer (and any guarantor or co-maker) as part of initial and on-going customer review processes. Therefore, Comdata may, at Comdata’s option, require Customer to provide various identifying information that will allow Comdata to properly identify Customer, which may include but not be limited to name, address, taxpayer identification number, and other information. Customer represents and covenants that (a) Customer (and any Vendor to whom it provides a card on behalf of its client(s)) is not currently and shall not become subject to any law, regulation or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits Comdata (i) in the case of Customer, from making any advance or extension of credit to Customer or (ii) in the case of Customer or Vendors, from otherwise conducting business with Customer or such Vendor, and (b) Customer shall provide to Comdata, MasterCard and Issuing Bank, when requested, documentary and other evidence of Customer’s identity or the identity of any person to whom Customer provides a Card, so that Comdata may comply with any applicable law or regulation or Comdata’s AML Policy. In addition, Customer will provide to Comdata and Issuing Bank the identity of any Participant (including, but not limited to, name, address, and taxpayer identification number) so that Comdata may comply with any applicable law or regulation or Comdata’s AML Policy.

23. Exclusivity. [Intentionally Omitted].

24. Monthly Incentive. For transactions settled through the MasterCard network, an incentive will be paid to the Customer as forth on the Cover Page hereto. The incentive is paid monthly and is calculated each month based on the Customer’s previous month’s spend volume, net of any charge backs, and credit losses.

25. Miscellaneous. (a) This Agreement shall be exclusively governed by the laws of the State of Tennessee without regard to the choice of law rules of such state. (b) Failure to insist upon strict compliance with any of the terms or conditions of this Agreement shall not be deemed a waiver of such term or condition, nor shall waiver or relinquishment of any right or power hereunder at any time be deemed a subsequent waiver or relinquishment of such right or power. (c) This Agreement, including the Cover Page, these General Terms and Conditions, and any other exhibits, schedules or addenda attached hereto and made a part hereof, constitutes the entire agreement of the parties with respect to its subject matter; supersedes all prior agreements and understandings, oral or written, of the parties with respect to this subject matter; and except as expressly set forth herein, may only be modified by a writing signed by Comdata and Customer. (d) The parties shall be bound by and comply with all applicable laws and regulations, including without limitation, regulations regarding privacy and money transmission (“applicable law”) and all payment network rules, guidelines, requirements, and prohibitions (“network rules”) pertaining to their respective obligations hereunder and use of the Account and Card(s). Customer shall permit Comdata to reasonably investigate or audit Customer’s compliance with applicable law and network rules regarding Customer’s use of the Account and Card(s). (e) Any provision of this Agreement that by its nature is intended to survive termination of this Agreement shall so survive and shall remain enforceable after such termination. (f) The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. (g) In case one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or impaired hereby. (h) No provision of this Agreement shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Agreement; both parties, having fully participated in the negotiation of this Agreement, hereby agree that this Agreement shall not be subject to the principle that a contract would be construed against the party which drafted the same. (i) This Agreement is for the benefit of Comdata, its successors and assigns, and may be assigned by Comdata without the consent of Customer. Comdata will provide notice of any such assignment. Customer may not transfer or assign this Agreement without the prior written consent of Comdata, which consent shall not be unreasonably withheld. In the event that Comdata does not consent to any transfer or assignment of this Agreement by Customer on the same terms and conditions, then Customer, at its option, may terminate the Agreement, without penalty on written notice to Comdata and shall pay Comdata the Service Fees due and owing for Services provided up to the date of termination. If Comdata does not consent to such transfer or assignment because the intended assignee is either (i) a competitor to Comdata or (ii) a business that the Issuing Bank will not work with because it is a prohibited business for such bank , and Customer elects to terminate the Agreement, then Customer agrees to pay Comdata an amount equal to (i) the Comdata Service Fee set forth on the Cover page multiplied by the Minimum Committed Volume not met for the then current year plus (ii) for each year remaining in the term of the Agreement, the Comdata Service Fee set forth on the Cover page multiplied by the Minimum Committed Volume for such year. (m) The parties acknowledge and agree that electronic records and signatures shall have the full legal effect of a written record and manual signature.

26. Termination of Prior Agreement. Upon the execution of this Agreement by Comdata and Customer, the Comdata MasterCard Corporate Card Agreement, dated July 26, 2013, as amended, between Comdata and Customer (the “Prior Agreement”) shall terminate and be superseded by this Agreement. Upon execution of this Agreement, Customer shall owe to Comdata a one time “buyout” payment of $[**] payable within sixty (60) days of the date of execution of this Agreement. Retention of the foregoing buyout payment is conditioned upon fulfillment of the entire Initial Term of this Agreement, unless this Agreement is terminated early by Comdata as a result of Customer’s material breach of its obligations hereunder. In the event of termination of this Agreement by Comdata for any reason other than Customer’s material breach prior to the expiration of the Initial Term. Comdata agrees to repay such buyout amount on a pro rata basis.

27. [**]

28. Agreement to Amend. The parties agree to amend the Agreement to include additional obligations with respect to a possible change in funding of Virtual Cards. Within ten (10) days following the Effective Date, the parties shall designate representatives to work together on the foregoing matter and shall use commercially reasonable efforts to execute one or more amendments to incorporate additional agreed upon obligations with respect thereto by March 31, 2021.

[Fee Schedule and Service Schedule Follow]

FOR INTERNAL USE ONLY:

Virtual Card Transactions:
Billing Terms: 1 day(s)	Payment Terms: 1 day(s)

Schedule 1

Service Levels

[**]

Schedule 2

Funds Flow

[**]